PHOTRONICS, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	August 2,	August 3,	August 2,	August 3,
	2015	2014	2015	2014
Reconciliation of GAAP to Non-GAAP Net Income
Attributable to Photronics, Inc. Shareholders

GAAP net income attributable to Photronics, Inc. shareholders	$12,106	$4,186	$26,003	$21,719

(a) Financing expenses, net of tax	-	-	901	-

(b) Gain on acquisition, net of tax	-	-	-	(16,372)

(c) Acquisition transaction expenses, net of tax	-	-	-	2,455

Non-GAAP net income attributable to Photronics, Inc. shareholders	$12,106	$4,186	$26,904	$7,802

Reconciliation of GAAP to Non-GAAP Net Income
Applicable to Common Shareholders

Weighted average number of diluted shares outstanding

GAAP	78,569	62,432	78,300	77,706

Non-GAAP	78,569	62,432	78,300	62,283

Net income per diluted share

GAAP	$0.17	$0.07	$0.37	$0.34

Non-GAAP	$0.17	$0.07	$0.39	$0.13

(a)	Represents financing expenses related to the exchange of $57.5 million of 3.25% convertible senior notes, recorded in other expense, net

(b)	Represents gain on acquisition of DNP Photomask Technology Taiwan Co., Ltd (DPTT), a wholly-owned subsidiary of Dai Nippon Printing Co., Ltd.

(c)	Represents transaction expenses in connection with the acquisition of DPTT